Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 3, 2016
(218) 628-2217

IKONICS REPORTS PROGRESS IN THE PRINTED ELECTRONICS MARKET, THIRD QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced third quarter earnings of $82,000, or $0.04 per diluted share, as compared to $0.06 per diluted share for the third quarter of 2015. Sales for the third quarter of 2016 were essentially flat compared to the same period in 2015 and, on a year-to-date comparison, overall 2016 sales and earnings are similar to 2015.

In addition, the Company noted that a newly developed product for the printed electronics market, which encompasses wearable technology, micro-antennas and touch pads, was recognized as product of the year at an industry trade show.

IKONICS CEO, Bill Ulland, said: “Although the return to profitability was welcomed, the strong dollar and the weak global economy continue to create headwinds for IKONICS.

“However, sales by AMS, our aerospace business, continued to grow in the third quarter of 2016, showing a 64% increase over the third quarter of 2015,” he said. “New opportunities to further expand that business are being actively investigated with major aerospace companies.”

Ulland noted that IKONICS’ export business was down 7% quarter over quarter, while other business units were consistent with 2015 results.

“Our new product for the printed electronics market, Alpha FlexTrace, was awarded Product of the Year at the Specialty Printing and Imaging Technology Expo (SGIA) in Las Vegas, in this quarter,” Ulland said. “Alpha FlexTrace is a flexible, printed circuit substrate featuring a proprietary surface treatment that overcomes conductive ink spread, which is a common problem in micro-circuit printing. The advanced surface properties of Alpha FlexTrace were developed by IKONICS to improve the print acuity of conductive pastes by maximizing ink deposit and controlling the circuit footprint at the substrate level.”

Ulland continued, “If accepted by the electronics industry, this product has the potential to have a major impact on IKONICS, since it is a consumable and its usage could be substantially in excess of our other products sold in this market.”

As is normal with any product that brings new capabilities and potential new products to the user, FlexTrace is in the evaluation phase where customers are determining applications. Initial customer reports are encouraging. More information is available at  www.chromaline.com/alpha.

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three and Nine Months Ended September 30, 2016 and 2015

	Three Months Ended		Nine Months Ended
	9/30/16	9/30/15	9/30/16	9/30/15
Net Sales	$4,607,501	$4,542,730	$12,817,289	$12,794,167
Cost of goods sold	2,940,027	2,925,062	8,330,930	8,436,082
Gross profit	1,667,474	1,617,668	4,486,359	4,358,085
Operating Expenses	1,507,781	1,428,280	4,597,056	4,444,781
Income (loss) from operations	159,693	189,388	(110,697)	(86,696)
Interest Expense	(21,721)	—	(36,720)	—
Other	4,519	825	6,681	4,031
Income (loss) before income taxes	142,491	190,213	(140,736)	(82,665)
Income tax expense (benefit)	60,225	73,457	(69,415)	1,802
Net income (loss)	$82,266	$116,756	$(71,321)	$(84,467)
Earnings (loss) per common share-basic and diluted	$0.04	$0.06	$(0.04)	$(0.04)
Average diluted shares outstanding	2,018,842	2,018,574	2,018,614	2,018,253

Condensed Balance Sheets

As of September 30, 2016 and December 31, 2015

	9/30/2016	12/31/2015
	(unaudited)
Assets
Current assets	$8,799,697	$6,721,891
Property, plant, and equipment, net	9,030,784	7,957,330
Intangible assets, net	343,302	336,096
	$18,173,783	$15,015,317
Liabilities and Stockholders’ Equity
Current liabilities	$1,232,858	$1,135,102
Long-term debt	3,109,647	—
Deferred income taxes	385,000	385,000
Stockholders’ equity	13,446,278	13,495,215
	$18,173,783	$15,015,317

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30, 2016 and 2015

	9/30/2016	9/30/2015
Net cash provided by operating activities	$804,185	$796,792
Net cash provided by (used in) investing activities	(5,369,992)	303,521
Net cash provided by financing activities	3,234,373	—
Net increase (decrease) in cash and cash equivalents	(1,331,434)	1,100,313
Cash and cash equivalents at beginning of period	2,248,466	1,936,214
Cash and cash equivalents at end of period	$917,032	$3,036,527